Exhibit 99.1

COMPANY CONTACTS

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Reports Financial Results for Third Quarter 2013

•	Total revenues for the three months ended September 30, 2013 were $42.4 million as compared to $33.2 million the previous quarter.

•	Non-GAAP EPS was $0.02, and GAAP EPS was ($0.13).

•	Marqibo® (vinCRIStine sulfate LIPOSOME injection) successfully launched in September.

•	On track to file Belinostat NDA in Q4 2013.

•	Topline Data from Captisol-enabled® (Propylene Glycol- Free) Melphalan pivotal trial expected in Q2 2014.

HENDERSON, Nevada – November 12, 2013 – Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, announced today financial results for the three-month period ended September 30, 2013.

“I am excited about the performance of the company this quarter,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We are looking forward to filing the NDA for Belinostat before the end of this year and expect to bring this important treatment option to patients next year. We anticipate topline data for Captisol-enabled Melphalan’s pivotal trial to be available in the second quarter of 2014, and to file an NDA soon thereafter. Further, SPI-2012, our long-acting, proprietary conjugated GCSF is progressing well and could have a significant impact on our long-term growth. We remain focused on executing our long-term strategy and continue to add assets to further diversify our portfolio.”

Three-Month Period Ended September 30, 2013 (All numbers are approximate)

GAAP Results

Consolidated revenues of $42.4 million was comprised of product net sales of $41.4 million and $1.0 million from licensing fees. This represents a 38.5% decrease from $69.0 million in consolidated revenue, including product net sales of $65.9 million, recorded in the three-month period ended September 30, 2012.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Product revenues in third quarter included: FUSILEV® (levoleucovorin) net sales of $23.1 million, FOLOTYN® (pralatrexate injection) net sales of $10.5 million, ZEVALIN® (ibritumomab tiuxetan) net sales of $7.8 million and Marqibo® (vinCRIStine sulfate LIPOSOME injection) net sales of $0.1 million.

The Company recorded net loss of $7.8 million, or ($0.13) per basic and diluted share in the three-month period ended September 30, 2013, compared to net income of $21.5 million, or $0.37 per basic and $0.33 per diluted share in the comparable period in 2012. Total research and development expenses were $13.6 million in the quarter, as compared to $10.0 million in the same period in 2012. Selling, general and administrative expenses were $29.0 million in the quarter, compared to $22.9 million in the same period in 2012. Expenses were higher this quarter primarily due to one time charges associated with the Talon acquisition.

There were approximately 63.8 million shares of common stock issued and outstanding as of September 30, 2013.

Non-GAAP Results

The Company recorded non-GAAP net income of $1.6 million, or $0.03 per basic and $0.02 per diluted share in the three-month period ended September 30, 2013, compared to a net income of $27.7 million, or $0.47 per basic and $0.43 per diluted share in the comparable period in 2012. Non-GAAP research and development adjustments were $11.9 million, as compared to $8.9 million in the same period of 2012. Non-GAAP selling, general and administrative adjustments were $20.5 million, as compared to $16.4 million in the same period in 2012.

Conference Call

Tuesday, November 12, 2013 @ 4:30 p.m. Eastern/1:30 p.m. Pacific

Domestic: (877) 837-3910, Conference ID# 88272882

International: (973) 796-5077, Conference ID# 88272882

This conference call will also be webcast. Listeners may access the webcast, which will be available on the investor relations page of Spectrum Pharmaceutical’s website: www.sppirx.com on November 12, 2013 at 4:30 p.m. Eastern/1:30 p.m. Pacific.

On the conference call, management will review the financial results, provide an update on the Company’s business and discuss expectations for the future.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market four oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights and MARQIBO® (vinCRIStine sulfate LIPOSOME injection) for intravenous infusion, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

About FUSILEV® (levoleucovorin) for injection

FUSILEV, a novel folate analog, is approved as a ready-to-use solution (FUSILEV Injection), and as freeze-dried powder (FUSILEV for Injection). FUSILEV is indicated for use in combination chemotherapy with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer. FUSILEV is also indicated for rescue after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV, under various trade names, is marketed outside the United States by Pfizer, Sanofi-Aventis, and Takeda.

Important FUSILEV® (levoleucovorin) Safety Considerations

FUSILEV is dosed at one-half the usual dose of racemic d,l-leucovorin. FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. The most common adverse reactions ( > 50%) in patients with advanced colorectal cancer receiving FUSILEV in combination with 5-fluorouracil were diarrhea, nausea and stomatitis. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.

Full prescribing information for FUSILEV can be found at www.FUSILEV.com.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

About Marqibo®

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated, formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA-approved for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. (The encapsulation technology, utilized in this formulation, has been shown to provide prolonged circulation of vincristine in the blood).

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Please see important safety information below and the full prescribing information for Marqibo at www.marqibo.com.

Indication and usage

Marqibo is a liposomal vinca alkaloid indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Important safety information

CONTRAINDICATIONS

•	Marqibo is contraindicated in patients with demyelinating conditions including Charcot-Marie-Tooth syndrome

•	Marqibo is contraindicated in patients with hypersensitivity to vincristine sulfate or any of the other components of Marqibo (vinCRIStine sulfate LIPOSOME injection

•	Marqibo is contraindicated for intrathecal administration

WARNING

See full prescribing information for complete boxed warning.

•	For Intravenous Use Only — Fatal if Given by Other Routes

•	Death has occurred with intrathecal use

•	Marqibo (vinCRIStine sulfate LIPOSOME injection) has different dosage recommendations than vinCRIStine sulfate injection. Verify drug name and dose prior to preparation and administration to avoid overdosage.

Warnings and Precautions

For Intravenous Use Only

For Intravenous use only. Fatal if given by other routes.

Extravasation Tissue Injury

Only administer through a secure and free-flowing venous access line. If extravasation is suspected, discontinue infusion immediately and consider local treatment measures.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Neurologic Toxicity

Sensory and motor neuropathies are common and are cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, hyporeflexia, areflexia, neuralgia, jaw pain, decreased vibratory sense, cranial neuropathy, ileus, burning sensation, arthralgia, myalgia, muscle spasm, or weakness, both before and during treatment. Orthostatic hypotension may occur. The risk of neurologic toxicity is greater if Marqibo is administered to patients with preexisting neuromuscular disorders or when other drugs with risk of neurologic toxicity are being given. In the studies of relapsed and/or refractory adult ALL patients, Grade > 3 neuropathy events occurred in 32.5% of patients. Worsening neuropathy requires dose delay, reduction, or discontinuation of Marqibo.

Myelosuppression

Monitor complete blood counts prior to each dose of Marqibo. If Grade 3 or 4 neutropenia, thrombocytopenia, or anemia develops, consider Marqibo dose modification or reduction as well as supportive care measures.

Tumor Lysis Syndrome

Tumor lysis syndrome (TLS) may occur in patients with ALL receiving Marqibo. Anticipate, monitor for, and manage.

Constipation and Bowel Obstruction

Ileus, bowel obstruction, and colonic pseudo-obstruction have occurred. Marqibo can cause constipation. Institute a prophylactic bowel regimen to mitigate potential constipation, bowel obstruction, and/or paralytic ileus, considering adequate dietary fiber intake, hydration, and routine use of stool softeners, such as docusate. Additional treatments, such as senna, bisacodyl, milk of magnesia, magnesium citrate, and lactulose may be considered.

Fatigue

Marqibo can cause severe fatigue. Marqibo dose delay, reduction, or discontinuation may be necessary.

Hepatic Toxicity

Fatal liver toxicity and elevated levels of aspartate aminotransferase have occurred. Elevated levels of aspartate aminotransferase of Grade > 3 occurred in 6-11% of patients in clinical trials. Monitor hepatic function tests. Reduce or interrupt Marqibo for hepatic toxicity.

Embryofetal Toxicity

Marqibo can cause fetal harm when administered to a pregnant woman. Vincristine sulfate liposome injection was teratogenic or caused embryo-fetal death in animals. Women of childbearing potential should avoid becoming pregnant while being treated with Marqibo. There are no adequate and well-controlled studies of Marqibo in pregnant women and there were no reports of pregnancy in any of the clinical studies in the Marqibo clinical development program. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus [see Use in Specific Populations].

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Adverse Reactions

The most common adverse reactions ( > 30%) were constipation (57%), nausea (52%), pyrexia (43%), fatigue (41%), peripheral neuropathy (39%), febrile neutropenia (38%), diarrhea (37%), anemia (34%), decreased appetite (33%), and insomnia (32%).

The most commonly reported SAEs included febrile neutropenia (20.5%), pyrexia (13.3%), hypotension (7.2%), respiratory distress (6.0%), and cardiac arrest (6.0%).

Twenty-eight percent of patients experienced adverse reactions leading to treatment discontinuation. The most common adverse reactions that caused treatment discontinuation were peripheral neuropathy (10%), leukemia-related (7%), and tumor lysis syndrome (2%).

Deaths occurred in 23% of patients in study 1. The non-leukemia related causes of deaths were brain infarct (1), intracerebral hemorrhage (2), liver failure (1), multi-system organ failure (2), pneumonia and septic shock (3), respiratory failure (4), pulmonary hemorrhage (1), and sudden cardiac death (1).

Drug Interactions

No formal drug interaction studies have been conducted with Marqibo. Marqibo is expected to interact with drugs known to interact with non-liposomal vincristine sulfate.

Simultaneous oral or intravenous administration of phenytoin and antineoplastic chemotherapy combinations that included non-liposomal vincristine sulfate has been reported to reduce blood levels of phenytoin and to increase seizure activity.

CYP3A Interactions

Vincristine sulfate, the active agent in Marqibo, is a substrate for cytochrome P450 3A isozymes (CYP3A); therefore, the concomitant use of strong CYP3A inhibitors should be avoided (e.g., ketoconazole, itraconazole, voriconazole, posaconazole, clarithromycin, atazanavir, indinavir, nefazodone, nelfinavir, ritonavir, saquinavir, telithromycin). Similarly, the concomitant use of strong CYP3A inducers should be avoided (e.g., dexamethasone, phenytoin, carbamazepine, rifampin, rifabutin, rifapentine, phenobarbital, St. John’s Wort).

P-glycoprotein Interactions

Vincristine sulfate, the active agent in Marqibo, is also a substrate for P-glycoprotein (P-gp). The effect of concomitant use of potent P-gp inhibitors or inducers has not been investigated; it is likely that these agents will alter the pharmacokinetics or pharmacodynamics of Marqibo. Therefore the concomitant use of potent P-gp inhibitors or inducers should be avoided.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Use in Specific Populations

Pregnancy

Pregnancy Category D [see Warnings and Precautions]

Based on its mechanism of action and findings from animal studies, Marqibo can cause fetal harm when administered to pregnant women.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus. In an embryofetal developmental study, pregnant rats were administered vincristine sulfate liposome injection intravenously during the period of organogenesis at vincristine sulfate doses of 0.022 to 0.09 mg/kg/day. Drug-related adverse effects included fetal malformations (skeletal and visceral), decreases in fetal weights, increased numbers of early resorptions and post-implantation losses, and decreased maternal body weights Malformations were observed at doses > 0.044 mg/kg/day in animals at systemic exposures approximately 20-40% of those reported in patients at the recommended dose.

Nursing Mothers

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or discontinue the drug taking into account the importance of the drug to the mother.

Pediatric Use

The safety and effectiveness of Marqibo in pediatric patients have not been established.

Geriatric Use

Safety and effectiveness in elderly individuals have not been established. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

Renal Impairment

The influence of renal impairment on the safety, efficacy, and pharmacokinetics of Marqibo has not been evaluated.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Hepatic Impairment

Non-liposomal vincristine sulfate is excreted primarily by the liver. The influence of severe hepatic impairment on the safety and efficacy of Marqibo has not been evaluated. The pharmacokinetics of Marqibo was evaluated in patients with moderate hepatic dysfunction (Child-Pugh B) secondary to melanoma liver metastases. The dose-adjusted maximum plasma concentration (Cmax) and area under the concentration-time curve (AUC) of Marqibo in patients with moderate hepatic impairment was comparable to the Cmax and AUC of patients with ALL who had otherwise normal hepatic function.

About Captisol-Enabled Melphalan

Captisol-enabled®, PG-free melphalan is a intravenous formulation of melphalan being investigated for the multiple myeloma transplant setting, which has been granted Orphan drug designation by the FDA. This formulation avoids the use of propylene glycol, which has been reported to cause renal and cardiac side effects that limit the ability to deliver higher doses of therapeutic compounds. The use of the Captisol technology to reformulate melphalan is anticipated to allow for longer administration durations and slower infusion rates, potentially enabling clinicians to safely achieve a higher dose intensity of pre-transplant chemotherapy.

About Captisol®

Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation, and is owned by Ligand Pharmaceuticals.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including sales of Spectrum’s drug products, certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our customer concentration, the possibility for fluctuations in customer orders, evolving market dynamics, our dependence on third parties for clinical trials, manufacturing, distribution, information and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, ZEVALIN®, and MARQIBO® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012 (Restated )*	2013 (Restated )*	2012 (Restated )*
Revenues:
Product sales, net	$41,439	$65,871	$102,998	$188,282
License fees	1,000	3,171	11,340	9,321

Total revenues	$42,439	$69,042	$114,338	$197,603

Operating expenses:
Cost of product sales (excludes amortization of purchased intangible assets)	8,221	11,155	22,271	31,402
Selling, general and administrative	29,003	22,925	73,601	64,230
Research and development	13,567	10,019	35,910	27,838
Amortization and impairment of purchased intangibles	4,935	1,834	14,829	4,400

Total operating costs and expenses	55,726	45,933	146,611	127,870

(Loss) income from operations	(13,287)	23,109	(32,273)	69,733
Other income (expense), net	742	293	(738)	(1,076)

(Loss) income before income taxes	(12,545)	23,402	(33,011)	68,657
Benefit (provision) for income taxes	4,733	(1,878)	10,249	18,054

Net (loss) income	$(7,812)	$21,524	$(22,762)	$86,711

Net (loss) income per share:
Basic	$(0.13)	$0.37	$(0.38)	$1.48

Diluted	$(0.13)	$0.33	$(0.38)	$1.34

Weighted average shares outstanding:
Basic	61,903,242	58,912,031	60,013,842	58,564,176

Diluted	61,903,242	65,139,606	60,013,842	64,880,786

*	Adjustments made from our previously-reported Statements of Operations within (i) “Selling, general and administrative” and “Research and development” to correct certain accounting errors due to excess period-end expense accruals that accumulated over multiple years and (ii) “Amortization of purchased intangibles” due to the reclassification of our FOLOTYN intangible asset from indefinite to definite lived, and resulting retroactive amortization, and (iii) Benefit (provision) income tax impact for adjustments (i) and (ii).

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(In thousands, expect per share amounts)

(Unaudited)

	September 30, 2013	December 31, 2012 (Restated)**
ASSETS
Current Assets:
Cash and equivalents	$71,974	$139,698
Marketable securities	3,312	3,310
Accounts receivable, net of allowance for doubtful accounts of $254 and $228, respectively	54,923	92,169
Inventories, net	14,642	14,478
Prepaid expenses and other current assets	4,852	2,745
Tax asset	2,994	34,925

Total current assets	152,697	287,325
Property and equipment, net	1,741	2,548
Intangible assets, net	238,703	200,234
Goodwill	8,259	7,279
Deferred tax asset	44,966	—
Other assets	8,614	7,569

Total assets	$454,980	$504,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued obligations	$71,320	$93,811
Accrued compensation and related expenses	7,771	4,835
Deferred revenue	1,068	12,300
Deferred development costs	3,251	856
Accrued drug development costs	10,580	11,441

Total current liabilities	93,990	123,243
Deferred revenue—less current portion	4,140	2,937
Deferred development costs, less current portion	15,400	11,377
Deferred payment contingency	—	2,287
Other long-term obligations	12,839	1,430
Revolving line of credit	25,000	75,000

Total liabilities	151,369	216,274

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized:
Series B junior participating preferred stock, $0.001 par value; 1,500,000 shares authorized; no shares issued and outstanding	—	—
Series E convertible voting preferred stock, $0.001 par value and $10,000 stated value; 2,000 shares authorized; 20 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively (aggregate liquidation value of $240)	123	123
Common stock, $0.001 par value; 175,000,000 shares authorized; 63,825,102 and 60,026,675 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	64	60
Additional paid-in capital	499,783	463,710
Accumulated other comprehensive income	635	273
Accumulated deficit	(196,994)	(175,485)

Total stockholders’ equity	303,611	288,681

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$454,980	$504,955

**	Adjustments made to our previously-reported December 31, 2012 balance sheet to correct certain accounting errors that impact our (i) Tax asset, (ii) net book value of intangible assets and goodwill, (iii) current liabilities, and (iv) accumulated deficit. These errors relate to our schedule of amortization expense of our FOLOTYN intangible asset and excess period-end expense accruals that accumulated over multiple years.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Non-GAAP Financial Measures

In this press release, Spectrum reports certain historical and expected non-GAAP results. Non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measure in the tables of this press release and the accompanying footnotes. The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Condensed Consolidated Statements of Operations and Reconciliation of Non-GAAP Adjustments

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2013	2012 (Restated )*	2013 (Restated )*	2012 (Restated )*
GAAP license and contract revenue	$1,000	$3,171	$11,340	$9,321
Non GAAP adjustments to license and contract revenue:
Amendment of the Allergan agreement	—	—	7,608	—

Total adjustments to license and contract revenues	—	—	7,608	—
Non-GAAP license and contract revenue	$1,000	$3,171	$3,732	$9,321

GAAP selling, general and administrative expenses	$29,003	$22,925	$73,601	$64,230
Non GAAP adjustments to SG&A:
Reduction in staff	1,972	1,602	1,972	1,874
Loan modification expense	183	—	183	—
Talon post acquisition expenses	329	—	329	—
Stock-based compensation	2,708	2,800	7,510	8,108
Allos tender offer and Bayer agreement for licensing rights to market ZEVALIN outside the U.S.	—	2,166	—	6,224
Legal and professional fees for shareholder lawsuit	912	—	1,491	—
Talon acquisition legal and professional fees	2,361	—	3,047	—

Total adjustments to SG&A	8,465	6,568	14,532	16,206
Non-GAAP selling, general and administrative	$20,538	$16,357	$59,069	$48,024

GAAP research and development	$13,567	$10,019	$35,910	$27,838
Non-GAAP adjustments to R&D:
Reduction in staff	708	548	708	548
Talon post acquisition expenses	663	—	663	—
Stock-based compensation	283	528	1,152	1,316
Amendment of Mundipharma agreement resulting in write off of deferred payment contingency	—	—	(2,431)	—
Payment for co-development agreement	—	—	1,100	1,000

Total adjustments to R&D	1,654	1,076	1,192	2,864
Non-GAAP research and development	$11,913	$8,943	$34,718	$24,974

GAAP amortization and impairment of purchased intangibles	$4,935	$1,834	$14,829	$4,400
Non-GAAP adjustments to purchased intangibles:
Amortization	4,935	1,834	14,829	4,400

Total adjustments to amortization and impairment of purchased intangibles	4,935	1,834	14,829	4,400
Non-GAAP amortization and impairment of purchased intangibles	$—	$—	$—	$—

GAAP (loss) income before income taxes	$(12,545)	$23,402	$(33,011)	$68,657
Total non-GAAP adjustments	15,054	9,478	22,945	23,470

Non-GAAP (loss) income before income taxes	$2,509	$32,880	$(10,066)	$92,127

GAAP (provision)/benefit for income taxes	$4,733	$(1,878)	$10,249	$18,054
Adjustment to (provision)/benefit for income taxes	(5,675)	(3,316)	(7,136)	(35,049)

Non-GAAP (provision)/benefit for income taxes	$(942)	$(5,194)	$3,113	$(16,995)

GAAP net (loss) income	$(7,812)	$21,524	$(22,762)	$86,711
Non-GAAP adjustments	9,379	6,162	15,809	(11,579)

Non-GAAP net (loss) income	$1,567	$27,686	$(6,953)	$75,132

Non-GAAP (loss) income per share:
Basic	$0.03	$0.47	$(0.12)	$1.28

Diluted	$0.02	$0.43	$(0.12)	$1.16

Weighted average shares outstanding:
Basic	61,903,242	58,912,031	60,013,842	58,564,176

Diluted	66,002,530	65,139,606	60,013,842	64,880,786

*	Adjustments made from our previously-reported Statements of Operations within (i) “Selling, general and administrative” and “Research and development” to correct certain accounting errors due to excess period-end expense accruals that accumulated over multiple years and (ii) “Amortization of purchased intangibles” due to the reclassification of our FOLOTYN intangible asset from indefinite to definite lived, and resulting retroactive amortization, and (iii) Benefit (provision) income tax impact for adjustments (i) and (ii).

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI